EXHIBIT 5.1

January 31, 2005

Securities and Exchange Commission

Judiciary Plaza

450 5th Street, N.W.

Washington, D.C. 20549

Re:	1,328,049 Common Shares, Par Value $0.01 Per Share, of the Company Issued Pursuant to the Company’s 2005 Management Stock Plan

Ladies and Gentlemen:

I am the duly elected Vice President, Secretary and General Counsel for Oglebay Norton Company, an Ohio corporation (the “Company”), and am familiar with its corporate affairs. This opinion is being delivered in connection with the issuance and sale of up to 1,328,049 common shares, par value $0.01 per share, of the Company (the “Shares”) pursuant to the Company’s 2005 Management Stock Plan (the “Plan”).

In rendering this opinion, I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that:

1. The Shares are duly authorized and, when issued and delivered pursuant to the terms of the Plan against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

My examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinions herein are limited to, the corporation laws of the State of Ohio. I express no opinion with respect to any other law of the State of Ohio or any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ ROCHELLE F. WALK
Rochelle F. Walk
Vice President, General Counsel and Secretary